Exhibit 99.1
Forrester Research Inc.
Citation Agreement and Consent
Subject to the terms and conditions set forth herein, Forrester Research, Inc. (“Forrester”) hereby consents to the quotation by Sentinel Labs, Inc. (“Requester”), in the Registration Statement on Form S-1 to be filed by Requester with the U.S. Securities and Exchange Commission (the “Filing”), of the following Forrester information that has been published in print (the “Forrester Information”):
“Delivers rapid time to value. By deploying our Singularity Platform, customers can receive a return on investment of 353% over three years, and a payback period of less than 3 months according to a 2020 Total Economic Impact™ study that we commissioned that was conducted by Forrester Consulting. Our Singularity Platform can be quickly and easily deployed in the diverse IT environments of our customers, and without extensive configuration or maintenance.”
In consideration of Forrester’s consent as set forth above, Requester hereby agrees that:
(1)          the Forrester Information will be presented in the Filing as representing data, research opinion or viewpoints published by Forrester and not as a representation of fact;
(2)          Forrester disclaims all warranties, express or implied, statutory or otherwise, including without limitation any implied warranties of merchantability or fitness for a particular purpose, and warranties as to accuracy, completeness or accuracy of the Forrester Information;
(3)          the Forrester Information speaks as of its original publication date (and not as of the date of the Filing) and that the opinions expressed in the Forrester Information are subject to change without notice;
(4)          Forrester shall have no liability for errors, omissions or inadequacies in the Forrester Information or for any interpretations of the Forrester Information;
(5)          Forrester does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Forrester Information; and
(6)          where applicable, Forrester is not an “expert” within the meaning of Section 509 of Regulation S- K promulgated under the Securities Exchange Act of 1934, as amended.
Requester agrees to indemnify and hold harmless Forrester, and its directors, officers, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.
Forrester’s consent set forth above shall not be deemed effective until Forrester shall have received a countersigned copy of this document from Requester.

Sentinel Labs, Inc.		Forrester Research, Inc.

By:	/s/ Daniel Bernard	By:	/s/ Naomi Sager
Name:	Daniel Bernard	Name:	Naomi Sager
Title:	Chief Marketing Officer	Title:	Manager, Citations
Date:	3/12/2021	Date:	3/14/21